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                                                                   Exhibit 10.10

                         [letterhead of Goldman Sachs]

March 6, 1998


Mr. Keith C. Hartman
Associated Investments, Inc.
200 Gateway Towers
Pittsburgh, PA 15222

Dear Keith:

As per your request, the following are certain terms that we have agreed to regarding certain borrowings by Associated Investments, Inc., subject in all events to the terms of our standard margin agreement.

o Tele-Communications Inc. Series A (29 7/16), Tele-Communications Ventures Series A (16 1/8) and Liberty Media Group Series A (28 1/8) will be acceptable collateral to secure margin loans. Potentially, Series B shares can be used as collateral.

o   The account may borrow up to $200,000,000.

o   A house call will result if the equity in the account falls below 35%,

o A rate of Fed Funds +70 bps will initially be charged on the debit balance. We will use our best efforts to give you adequate notice of any proposed rate changes.

o   Fed Funds for each day will be calculated as the sum of the following:

        50% of the 09:00 AM Fed Funds Rate
        25% of the 10:30 AM Fed Funds Rate
        25% of the 12:00 PM Fed Funds Rate

Please call me if you have any questions.

Sincerely,

/s/ Marty
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Martin A. Packouz